Exhibit 99.9
AMANDLA MK TRUST
EXERCISE OF TRUSTEE’S POWER TO APPOINT PROPERTY

WHEREAS, by that certain trust agreement dated January 17, 2018, between MICHAEL D. HAYS, as Settlor, and PATRICK BEANS, as Trustee and THE BRYN MAWR TRUST COMPAMY OF DELAWARE, a Delaware trust company, as Administrative Trustee, the Settlor created the AMANDLA MK TRUST (“Trust I” or the “Trust I Agreement”); and
WHEREAS, by that certain trust agreement dated June 15, 2020, between MICHAEL D. HAYS, as Settlor, and THOMAS W. RICHARDSON, as Trustee and THE BRYN MAWR TRUST COMPAMY OF DELAWARE, a Delaware trust company, as Administrative Trustee, the Settlor created the COMMON PROPERTY TRUST (“Trust II” or the “Trust II Agreement”); and
WHEREAS, PATRICK BEANS is the current Trustee and Special Holdings Direction Advisor of Trust I; and

WHEREAS, pursuant to 12 Del. C. § 3340(2), Trust I is administered in the State of Delaware; and
WHEREAS, pursuant to Article XV of  the Trust I Agreement, Trust I is governed by the laws of the State of Delaware; and
WHEREAS, pursuant to Section A.1 of Article III of the Trust I Agreement, the Trustees may distribute to any one or more of the Settlor’s Spouse, the Settlor’s Spouse’s descendants, the Settlor’s Spouse’s mother, the Settlor’s siblings and the descendants of the Settlor’s siblings as much of the net income and/or principal of the trust as the Trustees may at any time and from time to time determine, in such amounts or proportions as the Trustees may from time to time select for a recipient’s health, education, maintenance and support in his or her accustomed manner of living; and
WHEREAS, pursuant to Section A.2 of Article III of the Trust I Agreement, the Trustees may distribute to any one or more of the Settlor’s Spouse’s descendants, the Settlor’s siblings and/or the descendants of the Settlor’s siblings as much of the net income and/or principal of the trust as the Trustees (excluding, however, any Interested Trustee) may at any time and from time to time determine, in such amounts or proportions as the Trustees (excluding, however, any Interested Trustee) may from time to time select, for any purpose; and

WHEREAS, pursuant to Section A.3 of Article III of the Trust I Agreement, the Trustees may distribute to or for the benefit of HARBOR OF DREAMS, INC. (the “Foundation”) as much of the net income and/or principal as the Trustees may at any time and from time to time determine, in such amounts or proportions as the Trustees may from time to select, for the Foundation’s general charitable purposes” and

WHEREAS, pursuant to Article XV of the Trust I Agreement, the Trustees may, without prior authority from any court, exercise all powers conferred by the Trust I Agreement or by common law or by any fiduciary powers act or other statute of the State of Delaware; and

WHEREAS, pursuant to Section D of Article XII of the Trust I Agreement, the Trustees may exercise any power to invade the principal of the invaded trust by appointing part or all of the principal of the invaded trust in favor of a trustee of another trust for the benefit of one, more than one, or all of those beneficiaries for whom the principal of the invaded trust may be paid and to the exclusion of any one or more of such beneficiaries; and

WHEREAS, 12 Del. C. § 3528 permits a trustee who has authority to invade the principal of a trust to appoint all or part of such principal in favor of a second trust, whether or not the second trust was created under the same instrument as the first, if the second trust has only beneficiaries who are proper objects of the exercise of that power; and

WHEREAS, the beneficiaries of Trust II include only the Settlor’s Spouse, the Settlor’s Spouse’s descendants, the Settlor’s niece and nephews, the descendants of the Settlor’s niece and nephews and the Foundation, all of whom are permissible beneficiaries of Trust I and are therefore proper objects of the Trustees’ authority to invade the principal of Trust I; and
WHEREAS, PATRICK BEANS, as Trustee of Trust I, now desires to exercise the Trustee’s power under Section D of Article XII of the Trust I Agreement and 12 Del. C. § 3528 to appoint all of the accumulated income and principal of Trust I to Trust I, and, as a result of such appointment, to terminate Trust I, to be effective as of the date indicated below; and
WHEREAS, PATRICK BEANS, as Trustee of Trust I, intends for this Exercise of Trustee’s Power to constitute an instrument in writing, signed and acknowledged by the authorized Trustee, which shall be filed and maintained with the records of Trust I; and

WHEREAS, PATRICK BEANS, in his capacity as Special Holdings Direction Advisor, has authorized and directed the appointment of all special holdings from Trust I to Trust II in connection with this Exercise of Trustee’s Power.

NOW, THEREFORE, the undersigned, as Trustee of Trust I, hereby exercises his authority to appoint all accumulated income and principal of Trust I to Trust II and, as a result of such appointment, to terminate Trust I, to be effective as of the date indicated below.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Exercise of Trustee’s Power to Appoint Property on the dates set forth below but effective for all purposes as of December 31, 2024.
AMANDLA MK TRUST
By:        /s/ Patrick Beans
Patrick Beans, as Trustee and as Special Holdings Direction Advisor
STATE OF NEBRASKA                         )
) ss.
COUNTY OF LANCASTER                 )
I HEREBY CERTIFY that on this 30 day of December, 2024, before me, the subscriber, a Notary Public in and for the State of Nebraska, personally appeared PATRICK BEANS, as Trustee and Special Holdings Direction Advisor, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, and acknowledged that the foregoing instrument was executed by PATRICK BEANS, as Trustee and Special Holdings Direction Advisor, for the purposes therein contained.
AS WITNESS my hand and Notarial Seal.
/s/ Elizabeth Wulf
Notary Public

My Commission Expires:  September 12, 2027